SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release ("Agreement") is executed by and between Coastal Community Bank and Coastal Financial Corporation (hereinafter collectively the "Employer") and Curt Queyrouze (hereinafter "Employee").
WHEREAS Employer and Employee recognize that it is appropriate to end the employment relationship; that the parties intend by this Agreement to resolve all issues between them that exist; and that Employee intends to release Employer, its owners, officers, employees and agents from all claims or differences that relate in any way to Employee's employment or separation of employment with Employer and that Employer intends to release Employee, his successors, heirs and assigns from all claim or difference that relate in any way to Employee's employment or separation of employment with Employer;
THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:
1.    Separation. Employee's last day of work will be September 12, 2025 (the "Separation Date").
2.    Accrued Salary. On the next regular pay date occurring after the Separation Date, Employer will pay Employee all accrued salary (less any reimbursements from the Employee for a negative vacation balance) earned through the Separation Date, subject to standard payroll deductions and withholdings. Employee is entitled to these payments regardless of whether Employee signs this Agreement.
3.    Severance. As additional consideration under this Agreement to which Employee would not otherwise be entitled, Employer agrees to pay to Employee the gross amount of $155,000.00, subject to standard payroll deductions and withholdings ("Severance Amount") in one lump sum, on the next regularly scheduled pay date after the Effective Date of this Agreement as defined below. The Employee acknowledges and agrees that any unearned or unvested shares granted to the Employee are hereby forfeited by the Employee. For the avoidance of doubt, the Employee acknowledges and agrees that all 53,000 performance stock units granted pursuant to the award agreement between the Employee and the Employer dated on or about June 1, 2022, are hereby forfeited.
4.    Tax Liability. In connection with the accrued salary payment(s) and Severance Amount described above, Employee agrees that: (a) Employee is solely responsible for any tax liabilities and consequences which may result from the payment(s), if any; (b) Employee will not be paid any further sums of money by Employer even if the tax liabilities and consequences to Employee from the payment(s) are ultimately assessed in a manner which Employee does not anticipate; and (c) Employer has not made any representations to Employee concerning any tax aspects of the payment(s).
5.    Healthcare. Employee's healthcare coverage will be effective through September 30, 2025. Should Employee remain eligible for continued healthcare coverage after September 30, 2025 under the federal COBRA law, Employee may continue such coverage for any remaining period of eligibility.
6.    Prospective Employers. In response to inquiries from prospective employers about the Employee, Employer will provide only Employee's dates of employment, position, job duties, and if requested and authorized by the Employee in writing, the Employee's last salary or rate of pay, and no other information.
7.    Unemployment Benefits. Employer will not contest and will support Employee's application for unemployment benefits, subject to its obligation to provide truthful responses to the Washington Employment Security Department ("ESD"). Employer will advise ESD that it does not oppose and supports an award of benefits. Employee acknowledges that any final determination regarding entitlement to benefits would be made by ESD and is outside Employer's control.

8.    Affirmation of Payment. Employee affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in this Agreement.
9.    No Injuries. Employee affirms that Employee has no known workplace injuries or occupational diseases.
10.    Releases. Employee hereby releases, acquits and forever discharges Coastal Community Bank, and its owner Coastal Financial Corporation, agents, employees, officers, directors, partners, shareholders, assigns, successors, joint venturers, insurers and affiliated persons and organizations ("Employer Released Parties"), of and from any and all claims, liabilities, demands, causes of action, costs, disputed wages, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, arising out of or in any way related to Employee's employment with and separation from Employer, arising on or before the Effective Date of this Agreement as defined below, including, but not limited to: all common law claims in contract, public policy or tort, such as breach of express or implied contract, including breach of employment contract, interference with contractual relations, wrongful discharge in violation of public policy, constructive discharge, retaliation, legal or equitable claim of violation of the duty of good faith and fair dealing, intentional or negligent infliction of emotional distress, negligent or intentional misrepresentation, fraud, defamation, slander; claims related to wages, salary, bonuses, commissions, incentive payments, including any claim for liquidated or double damages, to the extent permitted by law; claims related to stock, stock options or any ownership or equity interests in Employer; claims related to vacation, personal time off, fringe benefits, expense reimbursements or any other form of compensation; claims for breach of any term or condition of an employee handbook or policy manual, including any claim for breach of any promise of specific treatment in specific circumstances; claims pursuant to any federal, state or local law, including, but not limited to: Title VII of the Civil Rights Act of 1964, as amended; Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; Employee Retirement Income Security Act of 1974 (ERISA), as amended; Immigration Reform and Control Act, as amended; Americans with Disabilities Act of 1990, as amended; Workers Adjustment and Retraining Notification Act, as amended; Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002; National Labor Relations Act; Family Medical Leave Act, as amended; Washington Law Against Discrimination (RCW 49.60 et seq.); any provision of Title 49 of the Revised Code of Washington; Washington Minimum Wage Act, as amended, to the extent permitted by law; any provision of Title 296 of the Washington Administrative Code; Title 50 of the Industrial Insurance Act of Washington, as amended, to the extent permitted by law; Washington Consumer Protection Act (RCW 19.86 et. seq.); Age Discrimination in Employment Act (ADEA); Older Workers Benefit Protection Act (OWBPA); Equal Pay Act of 1963; Consolidated Omnibus Budget Reconciliation Act (COBRA); any claim pursuant to a collective bargaining agreement; and any claim for attorney's fees, costs or other expenses incurred in pursuing a claim under any federal, state or local law (collectively, the "Released Actions Against Employer Release Parties"); provided, however. that the release by Employee of the Employer Released Parties from the Released Actions Against Employer Released Parties shall not release the Employer Released Parties from any obligations of Employer Released Parties set forth in this Agreement or from any of the obligations of Employer Released Parties set forth in Sections 6(e) or 17 of the Employment Agreement by and among Coastal Financial Corporation, Coastal Community Bank, and Curt Queyrouze dated as of May 18, 2022 (the "Queyrouze Employment Agreement"), and, in furtherance and not in limitation of the foregoing, the Employer Released Parties' obligations to provide directors' and officers' liability insurance coverage and employment practices liability insurance coverage to the Employee and to indemnify Employee to the fullest extent permitted by applicable law, the Articles of Incorporation, and the Bylaws of the Employer shall survive and remain in full force and effect for the benefit of Employee until the expiration of the longest applicable statute of limitations (including any tolling thereof) governing any claim, action, suit, or proceeding for which Employee may seek coverage or indemnification hereunder.
Employer hereby releases, acquits and forever discharges Employee, and his successors, heirs and assigns ("Queyrouze Released Parties"), of and from any and all claims, liabilities, demands, causes of action, costs, disputed wages, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, arising out of or in any way related to Employee's employment with and separation from Employer, arising on or before the Effective Date of this Agreement as defined below, including, but not limited to: all common law claims in contract, public policy or tort, such as breach of express or implied contract, including breach of employment contract, interference with contractual relations, wrongful discharge in violation of public policy, constructive discharge, retaliation, legal or equitable claim of violation of the duty of good faith and fair dealing, intentional or negligent infliction of emotional distress, negligent or intentional misrepresentation, fraud, defamation, slander; claims related to wages, salary, bonuses, commissions, incentive payments, including any claim for liquidated or double damages, to the extent permitted by law; claims related to stock, stock options or any ownership or equity interests in Employer; claims related to vacation, personal time off, fringe benefits, expense reimbursements or any other form of compensation; claims for breach of any term or condition of an employee handbook or policy manual, including any claim for breach of any promise of specific treatment in specific circumstances; claims pursuant to any federal, state or local law, including, but not limited to: Title VII of the Civil Rights Act of 1964, as amended; Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; Employee Retirement Income Security Act of 1974 (ERISA), as amended; Immigration Reform and Control Act, as amended; Americans with Disabilities Act of 1990, as amended; Workers Adjustment and Retraining Notification Act, as amended; Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002; National Labor Relations Act; Family Medical Leave Act, as amended; Washington Law Against Discrimination (RCW 49.60 et seq.); any provision of Title 49 of the Revised Code of Washington; Washington Minimum Wage Act, as amended, to the extent permitted by law; any provision of Title 296 of the Washington Administrative Code; Title 50 of the Industrial Insurance Act of Washington, as amended, to the extent permitted by law; Washington Consumer Protection Act (RCW 19.86 et. seq.); Age Discrimination in Employment Act (ADEA); Older Workers Benefit Protection Act (OWBPA); Equal Pay Act of 1963; Consolidated Omnibus Budget Reconciliation Act (COBRA); any claim pursuant to a collective bargaining agreement; any claim for attorney's fees, costs or other expenses incurred in pursuing a claim under any federal, state or local law; and any claim in connection with the non-competition provision set forth in Section 6(c) of the Queyrouze Employment Agreement (collectively, the "Released Actions Against Queyrouze Released Parties"); provided, however, that this release by Employer of the Queyrouze Released Parties from the Released Actions Against the Queyrouze Released Parties shall not release the Employee from any obligations of Employee set forth in this Agreement or from any of the obligations of Employee set forth in Sections 6(a), 6(b), 6(d) or 6(e) of the Queyrouze Employment Agreement. Notwithstanding anything to the contrary in this Agreement, the foregoing release language shall not (i) prevent Employer from clawing back any payments the Employer is permitted to claw back from the Employee pursuant to Section 20(a) of the Queyrouze Employment Agreement or as required by applicable law or (ii) apply to any claims, liabilities, demands, causes of action, costs, disputed wages, attorneys' fees, damages, indemnities and obligations arising out of or relating to Employee's conduct with respect to human resources matters that are found by final judicial determination to be outside the scope of his employment with Employer.
11.    No Lawsuits or Actions. Employee represents that Employee has no lawsuits, claims or actions pending in Employee's name or on behalf of any other person or entity against Employer or any other person or entity subject to the release granted in the preceding paragraph. In addition, Employer represents that, to its knowledge, Employer has no lawsuits, claims or actions pending in Employer's name or on behalf of any other person or entity against Employee or any other person or entity subject to the release granted in the preceding paragraph. If Employer discovers the existence of a lawsuit, claim or action described in the previous sentence, it shall promptly cause such lawsuit, claim or action to be dismissed with prejudice. Nothing in this Agreement shall constitute a release of any rights or claims that cannot be waived as a matter of law, including, without limitation, any rights or entitlements under state workers' compensation laws, unemployment insurance and disability benefits, and state and federal minimum wage and overtime laws. Nothing in this Agreement is intended to restrict, prohibit, or interfere with Employee's right to engage in a protected activity, including engaging in concerted activity under the National Labor Relations Act, or filing a charge with, or participating in any investigation or proceeding conducted by a federal, state or local administrative agency, including the Equal Employment Opportunity Commission and Washington State Human Rights Commission, although Employee expressly waives any right to monetary relief related to such charge or administrative complaint. Employee expressly waives any right to monetary relief from Employer related to such charge or administrative complaint but is entitled to receive any monetary incentive provided by the governmental agency for providing such information. Nothing in this Agreement is intended to restrict Employee's right to challenge the validity of this Agreement as to claims and rights asserted under the Age Discrimination in Employment Act.
12.    Return of Property. Employee acknowledges their obligation to return to Employer all keys and Employer property in Employee's possession. To the extent such items have not already been returned to Employer, Employee will do so no later than the initial signing of this Agreement.
13.    Confidentiality of Severance. Employer and Employee agree to treat the amount paid under this Agreement as confidential and will refrain from publicly or privately divulging, announcing, or discussing the amount paid set forth herein. The scope of this confidentiality provision does not extend to discussions Employee may have with Employee's financial or legal advisors or spouse/domestic partner, or prohibit Employee from disclosing conduct that Employee reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, sexual assault, or that is recognized as against a clear mandate of public policy.
14.    Confidentiality. Employee expressly acknowledges Employee's existing contractual obligations regarding Confidentiality as set forth in Section 6(b) of the Queyrouze Employment Agreement.
In order to comply with the Defend Trade Secrets Act of 2016: Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made:
1) in confidence to a federal, state, or local government official, either directly or indirectly, solely for the purpose of reporting or investigating a suspected violation of law; 2) in confidence to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or 3) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
15.    Non-Disparagement. Employee expressly acknowledges Employee's existing contractual obligations regarding Non-Disparagement as set forth in Section 6(e) of the Queyrouze Employment Agreement. Employer agrees to use its best efforts to cause its officers, directors, and management employees not to disparage Employee's professional or personal reputation. This paragraph shall not preclude any party from responding truthfully to inquiries made in connection with any legal or governmental proceeding pursuant to subpoena or other legal process, or from disclosing conduct that Employee reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, sexual assault, or that is recognized as against a clear mandate of public policy.
16.    Independent Review. Employee understands and acknowledges the significance and consequence of this Agreement, acknowledges that Employee has had the opportunity to review and consult with other persons of Employee's choice about this Agreement, recognizes that Employee enters into this Agreement voluntarily, and expressly consents that it will be given full force and effect according to each and all of its expressed terms and provisions, including those relating to unknown or unsuspected claims, demands, obligations and causes of action that are in any manner related to Employee's employment and separation of employment with Employer. Employee acknowledges, further, that Employee has been advised to consult with an attorney prior to accepting this Agreement, and Employee acknowledges that Employee has had the ability and opportunity to do so.
17.    Governing Law. This Agreement shall in all respects be subject to and governed by the internal laws of the State of Washington and not its law of conflicts. The parties agree that any action filed in relation to this Agreement will be in Snohomish County, State of Washington.
18.    No Admission of Liability. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by any party of any liability or unlawful conduct of any kind. Employer expressly denies any such liability.
19.    No Modifications. This Agreement may be modified only by written agreement of Employer and Employee and may not be modified by any oral agreement.
20.    Non-Compete. The parties agree that for the twelve (12) month period following the Separation Date, the Employee shall not be permitted to work for or advise, consulting, or otherwise provide services to, any financial institution or other similar entity with headquarters or branches in Snohomish County, Skagit County, or Island County. For clarity, this prohibition shall not apply to any loan production offices located in Edmonds, Washington.
21.    Severability. If any part or provision of this Agreement is deemed invalid or otherwise unenforceable by a court of proper jurisdiction, those sections will be enforced to the extent deemed lawful by the court, and the remaining sections of this Agreement will continue to be valid and effective in full force.
22.    Counterparts. This Agreement may be executed in one or more counterparts, by facsimile or duplicates of originals, all of which, taken together, shall constitute the same instrument.
23.    Acceptance and Revocation. Employee has twenty-one (21) calendar days from the date of receipt of this document in which to consider this Agreement and seven (7) calendar days after accepting and signing this Agreement in which to revoke it. Any revocation within this period must be delivered, in writing, to Coastal Community Bank and state, "I hereby revoke my acceptance of the Severance Agreement and Release between me and Employer." To be effective, the revocation must be personally delivered to Erika Heer, Chief Human Resources Officer at 5415 Evergreen Way Everett WA 98203 or delivered via email to Erika Heer at eheer@coastalbank.com within seven (7) calendar days of Employee's execution of this Agreement. Accordingly, this Agreement shall be enforceable and effective at 12:01 a.m. on the eighth (8") day after Employee has signed this Agreement (the "Effective Date"), provided it has not been revoked during the seven-day revocation period. The 21-day period runs from the date of Employer's final offer. The parties agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.
24.    Acknowledgement of Receipt. Employee acknowledges and agrees that this Agreement was given to Employee on September 9, 2025. Employee understands and acknowledges that Employee may consult with other persons, including an attorney, and that Employee has up to twenty- one (21) calendar days to accept this Agreement. Should Employee sign this Agreement before the expiration of the twenty-one (21) day period, Employee waives the right to the full twenty-one (21) day review period.
ACCEPTANCE OF AGREEMENT
Both parties hereto acknowledge that they have carefully read this Severance Agreement and Release, and understand the contents set forth herein, and have signed the same of their own free act.
The undersigned hereby accept the terms and conditions stated in this Severance Agreement and Release. This Agreement will become effective and enforceable at 12:01 a.m. on the eighth (8th) calendar day after the date appearing below Employee's signature if not revoked during that period of time.

Curt Queyrouze
Date:
Coastal Community Bank

Erika Heer, Chief Human Resources Officer
Date:

COASTAL FINANCIAL CORPORATION

Christopher Adams, Chair of the Board
Date: